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                              CORNING INCORPORATED AND SUBSIDIARY COMPANIES                     Exhibit #12
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                  (Dollars in millions, except ratios)


                                  Nine Months Ended                 Fiscal Year Ended
                                 ------------------- ------------------------------------------------
                                 Sept. 30, Sept. 30, Dec. 31,  Dec. 31,  Dec. 31,  Dec. 31,   Jan. 1,
                                   1999      1998      1998      1997      1996      1995      1995
                                  ------    ------    ------    ------    ------    ------    ------
Income before taxes on income     $437.5    $280.7    $439.6    $629.2    $455.9    $389.4    $286.3
Adjustments:
  Share of earnings before taxes
   of 50% owned companies          119.1     110.5     173.3     111.5     130.3      95.2      89.0
  Gain (loss) before taxes of
   greater than 50% owned
   unconsolidated subsidiary        (0.2)                                    0.7      (3.1)     (4.0)
  Distributed income of less than
   50% owned companies and share
   of loss if debt is guaranteed              (0.3)     (1.1)                                    2.1
  Amortization of capitalized
   interest                         10.8      10.8      14.4      16.6      11.8       9.6      13.3
  Fixed charges net of
   capitalized interest            105.1      75.3     126.8     141.9     105.9      82.6     128.8
                                  ------    ------    ------    ------    ------    ------    ------

Earnings before taxes and
 fixed charges as adjusted        $672.3    $477.0    $753.0    $899.2    $704.6    $573.7    $515.5
                                  ======    ======    ======    ======    ======    ======    ======

Fixed charges:
  Interest incurred               $ 92.9    $ 77.4    $103.5    $ 96.7    $ 73.6    $ 65.4    $ 64.9
  Share of interest incurred of
   50% owned companies and
   interest on guaranteed debt
   of less than 50% owned
   companies                        27.2      12.5      45.4      51.0      38.7      10.2      60.8
  Interest incurred by greater
   than 50% owned unconsolidated
   subsidiary                                                                          0.7       0.8
  Portion of rent expense which
   represents interest factor       14.9      14.0      18.0      15.9      12.1      13.3      10.8
  Share of portion of rent
   expense which represents
   interest factor for 50%
   owned companies                   4.4       4.2       5.0       3.8       1.4       2.7       9.4
  Portion of rent expense which
   represents interest factor
   for greater than 50% owned
   unconsolidated subsidiary                                                                     0.1
  Amortization of debt costs         2.5       2.2       2.9       1.6       2.2      (0.1)      0.6
                                  ------    ------    ------    ------    ------    ------    ------

Total fixed charges                141.9     110.3     174.8     169.0     128.0      92.2     147.4
Capitalized interest               (36.8)    (35.0)    (48.0)    (27.1)    (22.1)     (9.6)    (18.6)
                                  ------    ------    ------    ------    ------    ------    ------

Total fixed charges net of
  capitalized interest            $105.1    $ 75.3    $126.8    $141.9    $105.9    $ 82.6    $128.8
                                  ======    ======    ======    ======    ======    ======    ======

Preferred dividends:
  Preferred dividend
   requirements                   $  3.2    $ 11.5    $ 15.3    $ 15.3    $ 15.7    $ 15.7    $  8.2
  Ratio of pre-tax income
   to income before minority
   interest and equity
   earnings                          1.4       1.4       1.4       1.5       1.5       1.4       1.4
                                  ------    ------    ------    ------    ------    ------    ------
  Pre-tax preferred dividend
   requirement                       4.5      16.1      21.4      23.0      23.6      22.0      11.5

Total fixed charges                141.9     110.3     174.8     169.0     128.0      92.2     147.4
                                  ------    ------    ------    ------    ------    ------    ------

Fixed charges and pre-tax
 preferred dividend requirement   $146.4    $126.4    $196.2    $192.0    $151.6    $114.2    $158.9
                                  ======    ======    ======    ======    ======    ======    ======

Ratio of earnings to combined
 fixed charges and preferred
 dividends                           4.6x      3.8x      3.8x      4.7x      4.7x      5.0x      3.2x
                                  ======    ======    ======    ======    ======    ======    ======
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